Exhibit 10.1

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT, dated as of May 21, 2015 (this “Amendment”), is entered into by and among CORE-MARK HOLDING COMPANY, INC. (successor by merger with Core-Mark Holdings I, Inc., Core-Mark Holdings II, Inc. and Core-Mark Holdings III, Inc.) (“Holdings”), CORE-MARK INTERNATIONAL, INC. (“International”), CORE-MARK MIDCONTINENT, INC. (“Midcontinent”), CORE-MARK INTERRELATED COMPANIES, INC. (“Interrelated”), CORE-MARK DISTRIBUTORS, INC. (formerly known as Head Distributing Company and successor by merger with Forrest City Grocery Co. and J. T. Davenport & Sons, Inc.) (“Distributors”), MINTER-WEISMAN CO. (“Minter-Weisman”; each of Holdings, International, Midcontinent, Interrelated, Distributors and Minter-Weisman shall be referred to herein as a “Borrower”, International shall be referred to herein as the “Canadian Borrower” and collectively such entities shall be referred to herein as the “Borrowers”), the parties hereto as lenders (each individually, a “Lender” and collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, “Administrative Agent”), J.P. MORGAN SECURITIES LLC and BANK OF MONTREAL, as Co-Lead Arrangers, JPMORGAN CHASE BANK, N.A., BANK OF MONTREAL and WELLS FARGO CAPITAL FINANCE, LLC (as successor by merger to Wachovia Capital Finance Corporation (Western)), as Joint Bookrunners, BANK OF MONTREAL and WELLS FARGO CAPITAL FINANCE, LLC (as successor by merger to Wachovia Capital Finance Corporation (Western)), as Co-Syndication Agents, and BANK OF AMERICA, N.A., as Documentation Agent.

RECITALS

A.
The Borrowers, Administrative Agent and the Lenders have previously entered into that certain Credit Agreement, dated as of October 12, 2005 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, including, without limitation, by that certain First Amendment to Credit Agreement, dated as of December 4, 2007, that certain Second Amendment to Credit Agreement, dated as of March 12, 2008, that certain letter agreement to Credit Agreement, dated as of January 31, 2009, that certain Third Amendment to Credit Agreement and First Amendment to Pledge and Security Agreement, dated as of February 2, 2010, that certain Fourth Amendment to Credit Agreement, dated as of May 5, 2011, that certain letter agreement to Credit Agreement and Security Agreement, dated as of December 21, 2012, and that certain Fifth Amendment to Credit Agreement and Second Amendment to Pledge and Security Agreement, dated as of May 30, 2013, the “Existing Credit Agreement”; the Existing Credit Agreement as amended by this Amendment and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms shall be referred to herein as the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrowers. Terms used herein without definition shall have the meanings ascribed to them in the Existing Credit Agreement.

B.
The Borrowers have requested that Administrative Agent and the Lenders amend the Existing Credit Agreement and Administrative Agent and the Lenders are willing to amend the Existing Credit Agreement pursuant to the terms and conditions set forth herein.

C.	Each Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Administrative Agent’s or any

Lender’s rights or remedies as set forth in the Existing Credit Agreement and the other Loan Documents are being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments to Existing Credit Agreement.

(a)	The following definitions are hereby added to Section 1.01 of the Existing Credit Agreement in the appropriate alphabetical order:

“ “Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to any Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.”

“ “Monthly Reporting Period” means the period:

(a) commencing on any day that any of the following has occurred:

(i) (A) Modified Excess Availability is less than $100,000,000, or (B) the aggregate Revolving Exposure of all Revolving Lenders is greater than $100,000,000, in any case, on more than two (2) separate occasions during any calendar year (or three (3) separate occasions during any calendar year if agreed to by the Administrative Agent in its sole discretion) or, on any occasion for more than ten (10) consecutive Business Days, or

(ii) Modified Excess Availability is less than $75,000,000 at any time, and

(b) continuing until the day that the following has occurred:

(i) Modified Excess Availability has been at least $100,000,000, and

(ii) the Revolving Exposure of all Revolving Lenders has been no greater than $100,000,000, in each case, for the same sixty (60) consecutive day period.”

“ “Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).”

“ “Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the United Nations Security Council, (b) any Person with whom it is prohibited to do business on account of Sanctions imposed on a Sanctioned Country in which the Person is operating, organized or resident or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).”

“ “Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council.”

“ “Sixth Amendment” means that certain Sixth Amendment to Credit Agreement, dated as of May 21, 2015, by and among the Borrowers, the Lenders party thereto and the Administrative Agent.”

“ “Sixth Amendment Effective Date” means the “Sixth Amendment Effective Date” as defined in the Sixth Amendment.”

(b)	The last sentence of the definition of “Borrowing Base” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

“The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(g) of this Agreement; provided, that notwithstanding the eligibility criteria set forth in the definitions of “Eligible Accounts” and “Eligible Inventory” or any other provision of this Agreement, unless weekly reporting of the Borrowing Base Certificate is required in accordance with Section 5.01(g), certain categories of ineligible Accounts and Inventory, as determined by the Administrative Agent from time to time subject to the consent of the Administrative Borrower (such consent not to be unreasonably withhold or delayed), will be computed using a deemed ineligible amount initially determined based on historical ineligiblity amounts for the preceding trailing 12-month period, which amounts may be adjusted by Administrative Agent from time to time in its Permitted Discretion based on the results of the most recent field exam (and for the avoidance of doubt all other categories of ineligible Accounts and Inventory will be based on actual computations as reported in the applicable Borrowing Base Certificate).”

(c)	The definition of “Commitment Fee Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Commitment Fee Rate” means, for any day, a per annum rate of 0.25%.”

(d)	The definition of “LIBO Rate” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “LIBO Rate” means, with respect to any Eurodollar Borrowing, the London interbank offered rate appearing on pages LIBOR1 or LIBOR2 of the Reuters screen as administered by the ICE Benchmark Administration (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that the rate described above is not available at such time for any reason, then (a) for any one, two, three or six month Interest Period, the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, and (b) for any seven (7) day Interest Period, the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate determined by Administrative Agent to be the rate at which JPMorgan Chase Bank, N.A. (“JPM Chase Bank”) or one of its affiliate banks offers to place deposits in U.S. dollars with first-class banks in the interbank market two Business Days prior to the first day of such Interest Period, for delivery on the first day of such Interest Period in the approximate amount of JPM Chase Bank’s relevant Eurodollar Borrowing and having a maturity approximately equal to such Interest Period. Notwithstanding anything to the contrary in the foregoing, if the LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.”

(e)	The definition of “Maturity Date” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

“ “Maturity Date” means May 21, 2020, or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.”

(f)	Clause (e) of the definition of “Permitted Acquisition” in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“(e)    the aggregate purchase price (whether in cash, notes or any other form of non-equity consideration) of all Permitted Acquisitions made after the Sixth Amendment Effective Date (excluding any such Permitted Acquisitions if, after giving pro forma effect thereto, the pro forma Availability of the Borrowers (on both a 60-day look-back and a 60-day look-forward basis and including all non-equity consideration given in connection with such Acquisition as having been paid in cash at the time of making such Acquisition) is not less than $75,000,000) shall not exceed $150,000,000;”

(g)	In Section 2.06(b)(i) of the Existing Credit Agreement, the text “$160,000,000” is hereby deleted and replaced with the text “$60,000,000”.

(h)	The following is hereby added to the Existing Credit Agreement as Section 3.20 thereof:

“SECTION 3.20 Anti-Corruption Laws and Sanctions. (i) The Borrowers have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, (ii) to the extent applicable, the Borrowers, their Subsidiaries and their respective officers and employees and, to the knowledge of the Borrowers, their directors and agents, are in compliance in all material respects with Anti-Corruption Laws and applicable Sanctions and no Borrower is knowingly engaged in any activity that would reasonably be expected to result in such Borrower being designated as a Sanctioned Person, (iii) none of (a) the Borrowers, any Subsidiary or, to the knowledge of the Borrowers or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrowers, any agent of the Borrowers or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person and (iv) to the knowledge of the Borrowers, no Borrowing or Letter of Credit, use of proceeds or other Transaction will violate any Anti-Corruption Law or applicable Sanctions.”

(i)	Section 5.01(g) of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(g)    as soon as available but in any event within 20 days of the end of each calendar quarter, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request; provided that, during a Monthly Reporting Period, the reports required pursuant to this Section 5.01(g) will be delivered within 20 days of the end of each calendar month; provided further, that, (i) at the option of the Borrowers at any time or (ii) at the request of the Administrative Agent in the event that either (A) an Event of Default has occurred and is continuing or (B) Availability is less than $30,000,000 (subject to Availability increases to more than $30,000,000 as set forth in Section 6.13), the reports required pursuant to this Section 5.01(g) will be delivered by Wednesday of each calendar week (for the calendar week most recently ended) or more frequently;”

(j)
In the first sentence of Section 5.01(h) of the Existing Credit Agreement, the text “calendar month and at such other times as may be reasonably requested by the Administrative Agent in its Permitted Discretion” is hereby deleted and replaced with the text “calendar quarter”.

(k)	The proviso after Section 5.01(h)(iv) of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:
“provided that, (A) during a Monthly Reporting Period, the reports required pursuant to this Section 5.01(h) will be delivered within 20 days of the end of each calendar month, and (B) (I) at the option of the Borrowers at any time or (II) at the request of the Administrative Agent in the event that either (x) an Event of Default has occurred and is continuing or (y) Availability is less than $30,000,000 (subject to Availability increases to more than $30,000,000 as set forth in Section 6.13), the reports required pursuant to this Section 5.01(h) will be delivered by Wednesday of each calendar week (for the calendar week most recently ended) or more frequently, provided that, with respect to the reports required in clauses (i) and (ii) above, weekly reporting shall include only summary schedules (and shall not include the report of variances required in clause (ii)(2) above) unless the detailed schedules are specifically requested by the Administrative Agent, with the detailed schedules continuing on a monthly basis, and the worksheet required under clause (iii) above and the reconciliation required under clause (iv) above shall be delivered on no more frequently than a monthly basis;”

(l)	Section 5.01(i) of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(i)    as soon as available but in any event within 20 days of the end of each calendar quarter (and within 20 days of the end of each calendar month during (i) a Monthly Reporting Period or (ii) any period for which Borrowing Base Certificates are required to be delivered more frequently than monthly pursuant to Section 5.01(g)), as of the period then ended, a schedule and aging of the Borrowers’ accounts payable, to the extent practicable delivered electronically in a text formatted file;”

(m)	Section 5.01(o) of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:

“(o)    concurrently with the delivery of Borrowing Base Certificates pursuant to Section 5.01(g) (but in no event more frequently than monthly to the extent that Borrowing Base Certificates are delivered more frequently than monthly pursuant to Section 5.01(g)), a copy of the prior period’s account statement(s) provided by the depository bank to the Borrowers for any bank account that contains amounts in trust for the payment of Canadian tobacco tax liabilities; and”

(n)	The following sentence is hereby added to the end of Section 5.07 of the Existing Credit Agreement:
“The Borrowers will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.”

(o)	The following sentence is hereby added to the end of Section 5.08 of the Existing Credit Agreement:
“The Borrowers and their Subsidiaries shall not knowingly use the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.”

(p)	The last sentence of Section 5.11 of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:
“Notwithstanding the foregoing, (i) Administrative Agent may, in its sole discretion, waive an appraisal of the Inventory and one field examination in any calendar year during which Availability has been in excess of $100,000,000 for ninety (90) consecutive days, and (ii) Administrative Agent may, in its sole discretion, waive a second field examination in any calendar year during which no Monthly Reporting Period has occurred; provided, however, that unless agreed to by the Required Lenders, Administrative Agent agrees not to waive such second field exam if, at the time of such waiver, no field exam has been completed within the immediately preceding 18 months (or 24 months if the most recent field exam is the field exam which was completed prior to the Sixth Amendment Effective Date).”

(q)	Section 6.08(a)(iv) of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(iv)    in the event that at the time of such Restricted Payment (A) Holdings and its consolidated Subsidiaries have a pro forma Fixed Charge Coverage Ratio including such Restricted Payment (for the twelve month period ending on the most recent month-end for which financial data is available) of at least 1.1 to 1.0, (B) the Borrowers have pro forma Availability of not less than $40,000,000 and (C) no Default or Event of Default has occurred or would result therefrom, Holdings may declare and pay cash dividends with respect to its capital stock, in an aggregate amount after the Sixth Amendment Effective Date not to exceed $100,000,000,”

(r)	Section 6.08(a)(v) of the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows:
“(v)    the Borrowers may make stock repurchases in an aggregate amount not to exceed (A) $75,000,000 after the Sixth Amendment Effective Date, and (B) $20,000,000 in any calendar year, and”

(s)	The Commitment Schedule, Schedule 3.06 and Schedule 3.10 to the Existing Credit Agreement are hereby amended and replaced in their entirety with the corresponding schedules attached hereto as Annex A.

2.
Conditions Precedent to Effectiveness of this Amendment. This Amendment and the amendments to the Existing Credit Agreement contained herein shall become effective, and shall become part of the Credit Agreement on the date (the “Sixth Amendment Effective Date”) when each of the following conditions precedent shall have been satisfied in the reasonable discretion of Administrative Agent or waived by Administrative Agent:

a.	Amendment. Administrative Agent shall have received counterparts to this Amendment, executed by each party hereto.

b.
Representations and Warranties. The representations and warranties of the Borrowers set forth herein must be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as updated by the schedules attached hereto as Annex A.

c.
Amendment Fee Letter. Administrative Agent shall have received an Amendment Fee Letter (the “Amendment Fee Letter”), in form and substance reasonably satisfactory to Administrative Agent, executed by the Borrowers.

d.
Payment of Fees. Administrative Agent shall have received from Borrowers all reasonable fees due and payable on or before the effective date of this Amendment, including, without limitation all fees payable in connection with this Amendment pursuant to the Amendment Fee Letter.

3.	Representations and Warranties. Each Borrower represents and warrants as follows as of the date hereof:

a.
Authority. Each Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery, and performance by each Borrower of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene (i) any law or (ii) any contractual restriction binding on such Borrower, except for contraventions of contractual restrictions which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

b.
Enforceability. This Amendment has been duly executed and delivered by each Borrower. This Amendment and each Loan Document (as amended or modified hereby) (i) is the legal, valid, and binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and (ii) is in full force and effect, assuming due execution by each other party hereto and thereto.

c.
Representations and Warranties. The representations and warranties of the Borrowers contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of an earlier date) are correct in all material respects on and as of the date hereof as though made on and as of the date hereof, as updated by the schedules attached hereto as Annex A.

d.	No Default. No event has occurred and is continuing that constitutes a Default or Event of Default.

4.
Choice of Law. The validity of this Amendment, the construction, interpretation and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York.

5.
Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of the Amendment.

6.	Reference to and Effect on the Loan Documents.

a.
Upon and after the Sixth Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

b.
Except as specifically amended by Section 1 of this Amendment, the Existing Credit Agreement and all other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers to Administrative Agent and the Lenders without defense, offset, claim, or contribution.

c.
The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of Administrative Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

7.
Estoppel. To induce Administrative Agent and Lenders to enter into this Amendment and to induce Administrative Agent and the Lenders to continue to make advances to the Borrowers under the Credit Agreement, each Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower as against Administrative Agent or any Lender with respect to the Obligations.

8.
Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject mater hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

9.
Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.
Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Administrative Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

CORE-MARK HOLDING COMPANY, INC.

By:	/S/ Greg Antholzner
Name:	Greg Antholzner
Title:	VP Finance & Treasurer

CORE-MARK INTERNATIONAL, INC.

By:	/S/ Greg Antholzner
Name:	Greg Antholzner
Title:	VP Finance & Treasurer

CORE-MARK MIDCONTINENT, INC.

By:	/S/ Greg Antholzner
Name:	Greg Antholzner
Title:	VP Finance & Treasurer

CORE-MARK INTERRELATED COMPANIES, INC.

By:	/S/ Greg Antholzner
Name:	Greg Antholzner
Title:	VP Finance & Treasurer

CORE-MARK DISTRIBUTORS, INC.

By:	/S/ Greg Antholzner
Name:	Greg Antholzner
Title:	VP Finance & Treasurer

MINTER-WEISMAN CO.

By:	/S/ Greg Antholzner
Name:	Greg Antholzner
Title:	VP Finance & Treasurer

[Signature Page to Sixth Amendment to Credit Agreement]

Acknowledged and agreed to as of the date set forth above:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Revolving Lender

By:	/S/ James Fallahay
Name:	James Fallahay
Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as a Canadian Lender

By:	/S/ Agostino Marchetti
Name:	Agostino Marchetti
Title:	Authorized Officer

[Signature Page to Sixth Amendment to Credit Agreement]

BANK OF AMERICA, N.A.,
as a Revolving Lender

By:	/S/ Gregory A. Jones
Name:	Gregory A. Jones
Title:	Senior Vice President

BANK OF AMERICA, N.A., (acting through its Canada branch),
as a Canadian Lender

By:	/S/ Sylwia Durkiewicz
Name:	Sylwia Durkiewicz
Title:	Vice President

[Signature Page to Sixth Amendment to Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC,
as a Revolving Lender

By:	/S/ Minna Lee
Name:	Minna Lee
Title:	Authorized Signatory

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA
as a Canadian Lender

By:	/S/ David G. Phillips
Name:	David G. Phillips
Title:	Senior Vice President

[Signature Page to Sixth Amendment to Credit Agreement]

THE BANK OF NOVA SCOTIA,
as a Revolving Lender and a Canadian Lender

By:	/S/ Winston Lua
Name:	Winston Lua
Title:	Director

[Signature Page to Sixth Amendment to Credit Agreement]

BANK OF MONTREAL,
as a Revolving Lender

By:	/S/ Craig Thistlethwaite
Name:	Craig Thistlethwaite
Title:	Managing Director

BANK OF MONTREAL,
as a Canadian Lender

By:	/S/ Helen Alvarez-Hernandez
Name:	Helen Alvarez-Hernandez
Title:	Director

[Signature Page to Sixth Amendment to Credit Agreement]

ANNEX A

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Canadian Commitment
JPMorgan Chase Bank, N.A.	$49,000,000	Cdn.$26,950,000
Wells Fargo Capital Finance, LLC	$49,000,000	Cdn.$0
Wells Fargo Capital Finance Corporation Canada	$0	Cdn.$26,950,000
Bank of America, N.A.	$29,000,000	Cdn.$15,950,000
The Bank of Nova Scotia	$24,000,000	Cdn.$13,200,000
Bank of Montreal	$49,000,000	Cdn.$26,950,000

Total	$200,000,000	Cdn.$110,000,000

SCHEDULE 3.06
to
CREDIT AGREEMENT

LITIGATION AND ENVIRONMENTAL MATTERS

None.

SCHEDULE 3.10
to
CREDIT AGREEMENT

Plan Unfunded Pension Liability

Actuarially Underfunded Plans (on funding assumption basis)

Core-Mark International, Inc. Non-Bargaining Employees Pension Plan for plan year 12/31/14 is actuarially underfunded by $3,258,000.